Accountants Report on Internal Control

[Ernst & Young logo]
Ernst & Young LLP
200 Clarendon Street
Boston, MA 02116-5072

              REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors of Liberty Funds Trust V

In planning and performing our audit of the financial statements of Liberty California Tax-Exempt Fund (formerly, Colonial California Tax-Exempt Fund), Liberty Connecticut Tax-Exempt Fund (formerly, Colonial Connecticut Tax-Exempt
Fund), and Liberty Massachusetts Tax-Exempt Fund (formerly, Colonial California Tax-Exempt Fund) (three of a series of Liberty Funds Trust V), for the year ended January 31, 2001, we considered the Funds' internal control, including control activities for safeguarding securities, to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on internal control.

The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of internal control. Generally, internal controls that are relevant to an audit pertain to the Trust's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those internal controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to errors or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods is subject to the risk that internal control may become inadequate because of changes in conditions, or that the degree of compliance with the policies and procedures may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the specific internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control, including controls for safeguarding securities, and it's operation that we consider to be material weaknesses as defined above as of January 31, 2001.

This report is intended solely for the information and use of the Board of Directors and Management of Liberty Funds Trust V and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


Boston, Massachusetts
March 16, 2001